Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Five Below, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333‑182817 and No.333-185196) on Form S-8 and registration statement (No. 333-191210) on Form S-3 of Five Below, Inc. of our reports dated March 19, 2020, with respect to the consolidated balance sheets of Five Below, Inc. as of February 1, 2020 and February 2, 2019, the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the fiscal years in the three-year period ended February 1, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of February 1, 2020, which reports appear in the February 1, 2020 annual report on Form 10‑K of Five Below, Inc.
Our report on the consolidated financial statements refers to a change in method of accounting for leases as of February 3, 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842) and the related amendments.

/s/ KPMG LLP
Philadelphia, Pennsylvania
March 19, 2020